EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO FILES DELAYED 2012 AND 2013 FILINGS

Plainview, N.Y., November 4, 2013 — Veeco Instruments Inc. (NASDAQ: VECO) today filed its delayed quarterly reports on Form 10-Q for the quarters ended September 30, 2012, March 31, 2013 and June 30, 2013 as well as its annual report on Form 10-K for the year ended December 31, 2012.  As previously described, these documents could not be filed timely because the Company was reviewing, among other things, the timing of the recognition of revenue and related expenses on the sale of certain of its products.  Veeco has completed its accounting review and has concluded that its consolidated financial statements filed today are fairly stated in all material respects in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

John R. Peeler, Chairman and Chief Executive Officer of Veeco, commented, “The accounting review is complete and no restatement is required. All major issues of accounting principle and application of GAAP have been analyzed, addressed and documented.” Veeco is currently completing its Form 10-Q for the quarter ended September 30, 2013 and will host an investor conference call to review these results once this document has been filed.

Summarized results appear below; please visit our website at www.veeco.com for detailed quarterly statements.

2012 Results

•                  Revenue decreased 47.3% to $516.0 million in 2012 from $979.1 million in 2011. LED & Solar revenues decreased 56.1% to $363.2 million from $827.8 million in 2011. Data Storage revenues increased 1.0% to $152.8 million from $151.3 million in 2011;

•                  Orders were down 52.1%, to $391.9 million in 2012, compared to $817.9 million in 2011;

•                  Our gross margin decreased to 41.7% in 2012 compared to 48.4% for 2011.  Gross margins in LED & Solar decreased from 48.0% in 2011 to 40.9%.  Data Storage gross margins also decreased from 50.7% to 43.7%;

•                  Our selling, general and administrative expenses decreased to $73.1 million, from $95.1 million in 2011. Selling, general and administrative expenses were 14.2% of net sales in 2012, compared with 9.7% in 2011;

•                  Our research and development expenses decreased to $95.2 million from $96.6 million in 2011. Research and development expenses were 18.4% of net sales in 2012, compared with 9.9% in 2011;

•                  Net income from continuing operations in 2012 was $26.5 million compared to $190.5 million in 2011; Diluted net income from continuing operations per share was $0.68 compared to $4.63 in 2011.

First Half 2013 Financial Results

•                  Revenue decreased 42.4% to $159.2 million in the first half of 2013 from $276.5 million in the first half of 2012. LED & Solar revenues decreased 35.2% to $118.2 million from $182.4 million and Data Storage revenues decreased 56.5% to $41.0 million from $94.1 million;

•                  Orders were down 28.1%, to $155.2 million in 2013, compared to $215.9 million in 2012;

•                  Our gross margin decreased to 35.9% in 2013 compared to 45.8% for 2012.  Gross margins in LED & Solar decreased from 45.1% in 2012 to 34.1%.  Data Storage gross margins also decreased from 47.0% to 41.1%;

•                  Our selling, general and administrative expenses decreased to $39.4 million, from $40.7 million in 2012. Selling, general and administrative expenses were 24.8% of net sales in 2013, compared with 14.7% in 2012;

•                  Our research and development expenses decreased to $41.6 million from $47.2 million in 2012. Research and development expenses were 26.1% of net sales in 2013, compared with 17.1% in 2012;

•                  Net (loss) income from continuing operations in 2013 was $(14.2) million compared to $27.5 million in 2012; Diluted net (loss) income from continuing operations per share was $(0.37) compared to $0.71 in 2012.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, flexible OLEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2012 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Reconciliation to Non-GAAP measures for

quarterly periods disclosed today appear herein

# # #

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to non-GAAP results

(In thousands, except per share data)

(Unaudited)

	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		December 31,		March 31,		June 30,
	2012		2012		2013		2013
Adjusted EBITA

Operating income (loss)	$7,463		$(6,317)		$(19,624)		$(6,812)

Non-GAAP adjustments:

Amortization	1,477		1,031		856		855
Equity-based compensation	3,265		3,445		2,579		3,713
Restructuring	2,014		1,736		531		—
Asset impairment	—		1,335		—		—

Earnings (loss) from continuing operations before interest, income taxes and amortization excluding certain items (“Adjusted EBITA”)	$14,219		$1,230		$(15,658)		$(2,244)

Non-GAAP Net Income (Loss)

Net income (loss) from continuing operations (GAAP basis)	$7,698		$(8,642)		$(10,071)		$(4,081)

Non-GAAP adjustments:

Amortization	1,477		1,031		856		855
Equity-based compensation	3,265		3,445		2,579		3,713
Restructuring	2,014		1,736		531		—
Asset impairment	—		1,335		—		—
Income tax effect of non-GAAP adjustments	(2,772	)(1)	(2,396	)(1)	(1,372	)(1)	(1,741	)(1)

Non-GAAP net income (loss)	$11,682		$(3,491)		$(7,477)		$(1,254)

Non-GAAP earnings (loss) per diluted share excluding certain items (“Non-GAAP EPS”)	$0.30		$(0.09)		$(0.19)		$(0.03)

Diluted weighted average shares outstanding	39,169		38,698		38,716		38,764

(1) The Company utilized the with and without method to determine the income tax effect of non-GAAP adjustments.

NOTE - This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States (“GAAP”), and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on adjusted EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes adjusted EBITA reports baseline performance and thus provides useful information.